                                                                    Exhibit 99.1

For Immediate Release                   For Further Information Contact:
Thursday, February 17, 2000             Robert E. Phaneuf
                                        Vice President - Corporate Development
                                        (918) 592-0101



       VINTAGE PETROLEUM, INC. ANNOUNCES RECORD YEAR-END 1999 RESERVES
         AND NET PRESENT VALUE; PRODUCTION REPLACEMENT OF 806 PERCENT


     Tulsa, Oklahoma - Vintage Petroleum, Inc. today announced that the company's estimated proved reserves of oil and gas at year-end 1999 totaled
468.0 million barrels of oil equivalent (BOE), up 57 percent or 169.1 million barrels from the 1998 year-end level of 298.9 million BOE. Based on 1999 year-end NYMEX prices of $25.60 per barrel for oil and $2.33 per MMbtu for gas, the present value of estimated future net revenues, before income taxes, discounted at 10 percent, attributable to the company's total proved reserves was approximately $3.0 billion at year-end 1999 compared to $703 million in the price depressed environment at year-end 1998. Proved reserve additions from all sources totaled 201.1 million BOE, replacing 806 percent of 1999's record production of 24.9 million BOE at a low cost of $1.18 per BOE. Although 1999's production level represented an all-time high, management has targeted an increase of approximately 20 percent for the company's production goal in the year 2000.

Impact of Higher Prices

     Fluctuations in oil and gas prices at year-end measurement periods tend to obscure the results of management's strategies and tactics aimed at growing shareholder value in a given period. Using the historically low oil price at year-end 1998 resulted in a reduction in the

                                     -More-
economic life of certain of the company's properties and the elimination of certain projects with a corresponding reduction in the proved reserves reported at year-end 1998. The reverse occurs when prices are historically high. If year-end 1998 reserves had been determined using the higher year-end 1999 oil and gas prices, reserve adds during 1999 would have been 131.3 million BOE, or 527 percent of 1999 production. Assuming the NYMEX price of oil and gas at year-end 1999 had been a more normalized level of $20 per barrel for oil and $2.50 per MMbtu for gas, the company's price-adjusted year-end 1999 proved reserves would be 454.3 million BOE.

VPI Reports Low Finding Cost of Proved Reserves for 1999

     The company had oil and gas capital expenditures of $237 million in 1999, adding 201.1 million BOE at a low finding cost of $1.18 per BOE. If year-end 1998 reserves had been determined using the higher year-end 1999 oil and gas prices, reserve adds during 1999 would have been 131.3 million BOE, resulting in a finding cost of $1.81 per BOE. Capital spending for acquisitions was $166.8 million which resulted in the addition of 94.1 million BOE of reserves at an acquisition cost of $1.77 per BOE.

Forward-Looking Statements

     This release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical facts, that address estimates of proved oil and gas reserves, estimates of the net present value of future net revenue from reserves, future production, exploration drilling, exploitation activities and events or

                                    -More-
developments that the company expects are forward-looking statements. Although Vintage believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include oil and gas prices, exploitation and exploration successes, continued availability of capital and financing, and general economic, market or business conditions.

     Vintage Petroleum, Inc. is an independent energy company engaged in the acquisition, exploitation, exploration, and development of oil and gas properties and the marketing of natural gas and crude oil. Company headquarters are in Tulsa, Oklahoma, and its common shares are traded on the New York Stock Exchange under the symbol VPI.

                                -Table Follows-

      Vintage Petroleum, Inc. Estimated Proved Reserves at Year-End 1999



                                                          U.S.                 Argentina                Bolivia
                                                  -------------------     -------------------      ------------------
                                                    Oil         Gas         Oil         Gas          Oil        Gas
                                                  (MBbls)      (MMcf)     (MBbls)      (MMcf)      (MBbls)     (MMcf)
                                                  -------     -------     -------     -------      -------    -------
Proved reserves at December 31, 1998               57,207     385,512      74,841      12,024        8,364    409,297

Revisions of previous estimates                    52,684      32,505      24,496      25,222       (1,952)    21,129
Extensions, discoveries and other additions           110       1,844           0           0        1,746     88,424
Production                                         (8,643)    (39,150)     (7,560)     (4,682)         (77)    (4,522)
Purchase of reserves-in-place                      10,343      14,947      44,694      81,072            0          0
Sales of reserves-in-place                         (1,259)    (34,633)          0           0            0          0
                                                  -------     -------     -------     -------      -------    -------

Proved reserves at December 31, 1999              110,442     361,025     136,471     113,636        8,081    514,328
                                                  =======     =======     =======     =======      =======    =======

                                                    Ecuador                 Total
                                                  -----------  ----------------------------------
                                                      Oil        Oil         Gas
                                                    (MBbls)    (MBbls)      (MMcf)       MBOE
                                                  ---------    -------   ---------   ------------
Proved reserves at December 31, 1998                 24,045    164,457     806,833        298,929

Revisions of previous estimates                       1,709     76,937      78,856         90,080
Extensions, discoveries and other additions               0      1,856      90,268         16,901
Production                                             (597)   (16,877)    (48,354)       (24,936)
Purchase of reserves-in-place                        23,039     78,076      96,019         94,079
Sales of reserves-in-place                                0     (1,259)    (34,633)        (7,031)
                                                  ---------    -------   ---------   ------------

Proved reserves at December 31, 1999                 48,196     303,190    988,989        468,022
                                                  =========    ========  =========   ============

Net present value of year-end 1999 total
 proved reserves (SEC PV10, before income tax)                                         $2,989,626
                                                                                     ============
 ($ in thousands)